Exhibit 99.2

Transcript of the portion of the July 30, 2003 Loudeye Corp. webcast presentation by Jerry Goade,
Vice President and Chief Financial Officer, discussing second quarter 2003 financial results

JERRY GOADE

Thanks, Jeff, and good afternoon, everyone. I will now discuss an overview of our Q2 financial results and provide insight into our financial goals for the second half of 2003. Revenues for the second quarter were $2.9 million, down 12 percent sequentially from Q1, and 10 percent from Q2 of last year. This decrease primarily reflects a decline in revenue from our Media Restoration segment, which experienced a decrease of 38 percent compared to Q1, 2003, and a decrease of 53 percent over the prior year quarter.

Although revenues for the second quarter were down, we reduced our net loss significantly, resulting in the best bottom-line performance the Company has achieved as a public company on a net loss and net loss per-share basis. As Jeff previously mentioned, this improvement reflects the results of the initiatives undertaken by the management team to better manage our costs and reduce our burn rate.

We reported a GAAP net loss of $2.1 million, or 4 cents per share compared with a GAAP net loss of $13.1 million or 28 cents per share in Q1, 2003, and 8.3 million or 21 cents per share, in the prior year quarter.

On a pro forma basis, we reported a Q2 net loss of $1.6 million or 3 cents per share compared to $4.1 million, or 9 cents per share for Q1, and 6.3 million or 16 cents per share for the prior year period. Pro forma amounts exclude charges related to amortization of intangible and other assets, stock-based compensation and special charges.

Our gross margins improved significantly in the second quarter. Gross profit was $1.2 million or 42 percent of revenues compared with 23 percent in Q1, 2003 and a negative 13 percent gross margin in the prior year quarter. Our focus on profitable customers and revenue mix combined with cost reductions led to this increase in Q2. As a result of our efforts, our core media services segment comprised of our music samples, digital fulfillment and Webcasting services, recorded gross margins of 50 percent in the second quarter compared to 23 percent in the first quarter, and negative 36 percent in Q2 of last year. As we increase sales and continue with cost reductions, we should be able to improve our margins even further moving forward.

We realized significant reductions in our operating expenses in the second quarter, compared to the previous quarter, in Q2 of last year. Operating expenses, excluding amortization and stock-based compensation expenses were $2.9 million in Q2, down from $4.9 million in Q1, and $6 million in the year earlier period. As you can see, we experienced these reductions across the board in R&D, sales and marketing, as well as our G&A expense line items.

Our cash position improved in the second quarter, and, combined with a prudent cash management strategy, we reduced our cash burn and achieved an increase in cash, short-term investments and restricted cash and investment balances from Q1. We have further to go with our cost reductions, and increased sales should only benefit this important metric. However, an important goal of our 2003 strategic plan was to be able to generate cash flow without requiring heroic revenue growth assumptions.

Our use of cash during Q2 included payments related to accrued special charges from previous quarter restructurings. However, we realized improvements in our cash position through our continued efforts to control costs, and our focus on cash and working capital management.

An important additional cash management measure we implemented in Q2 was the closure of a working capital facility with Silicon Valley Bank. This facility is intended to accelerate the cash inflow generated from our accounts receivable. Cash flow is the lifeblood of any company, especially a growing company, so the availability of this facility will be very useful to us.